UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2024

Windtree Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39290	94-3171943
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Kelly Road, Suite 100, Warrington, Pennsylvania	18976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 488-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	WINT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Nasdaq Corporate Governance Standard Non-Compliance

On December 2, 2024, Windtree Therapeutics, Inc. (the “Company”) notified The Nasdaq Stock Market LLC (“Nasdaq”) that it was not in compliance with the (i) majority independent Board standard under Nasdaq Listing Rule 5605(b)(1), which requires listed companies to have a majority of the board of directors be comprised of “Independent Directors” (as defined in Nasdaq Listing Rule 5605(a)(2)) (the “Majority Independent Board Standard”) and (ii) audit committee requirement under Nasdaq Listing Rule 5605(c)(2)(A), which requires listed companies to have an audit committee of at least three members, each of whom must meet independence and certain other criteria (the “Audit Committee Composition Standard”). As previously disclosed, Jed Latkin was appointed as the Company’s President and Chief Executive Officer, effective on December 1, 2024. Prior to his appointment, Mr. Latkin (i) was an “Independent Director” and (ii) served as a member of the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”), and following such appointment, (x) the Board no longer has a majority of “Independent Directors” and (y) the number of directors serving on the Audit Committee was reduced to two, rendering the Company noncompliant with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A), respectively.

On December 4, 2024, the Company received a notice (the “Audit Committee & Board Independence Notice”) from the Nasdaq Listing Qualifications Department (the “Staff”) indicating that the Company no longer complies with the (i) Majority Independent Board Standard as set forth in Nasdaq Listing Rule 5605(b)(1) and (ii) Audit Committee Composition Standard as set forth in Nasdaq Listing Rule 5605(c)(2)(A).

The Company is in the process of reviewing and evaluating potential options to regain compliance with these continued listing requirements noted above in a manner consistent with the cure periods set out in Nasdaq Listing Rule 5605(b)(1)(A) and Nasdaq Listing Rule 5605(c)(4) of the Nasdaq rules. These cure periods provide that the Company will have until the earlier of its next annual meeting of stockholders or December 1, 2025; provided, however, that if the Company’s next annual meeting of stockholders is held before May 30, 2025, then the Company must evidence compliance no later than May 30, 2025. There can be no assurance that the Company will successfully regain compliance with these continued listing requirements within the applicable cure periods.

Nasdaq Minimum Bid Price Requirement Deficiency

On December 4, 2024, the Company received a deficiency letter (the “Bid Price Deficiency Letter”) from the Staff notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock, par value $0.001 per share (the “Common Stock”), has been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Requirement”).

Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Minimum Bid Price Requirement. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) because the Company effected two reverse stock splits over the prior two-year period with a cumulative ratio of more than 250 shares to one.

Accordingly, unless the Company timely requests a hearing before a Hearings Panel (the “Panel”), the Company’s securities would be subject to suspension/delisting. The Company intends to timely request a hearing before the Panel. The hearing request will automatically stay any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. There can be no assurance that the Panel will grant the Company an additional extension period or that the Company will ultimately regain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market.

Neither the Audit Committee & Board Independence Notice nor the Bid Price Deficiency Letter have an immediate effect on the listing of the Common Stock, and the Common Stock will continue to trade on The Nasdaq Capital Market under the symbol “WINT” at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Windtree Therapeutics, Inc.

By:	/s/ Jed Latkin
Name:	Jed Latkin
Title:	President and Chief Executive Officer

Date: December 5, 2024